UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2008

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street
Box 130
Atchison, Kansas 66002
 (Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

As disclosed in our Form 10-Q for the quarter ended September 30, 2008, as of November 7, 2008, the lenders under our credit agreement agreed to a second amendment to the credit agreement extending the standstill period established by the first amendment to the credit agreement, which was entered on September 3, 2008, to February 27, 2009. During this extension, the Company will be subject to new interim financial covenants. These require the Company to maintain fiscal year to date adjusted EBITDA (EBITDA adjusted to eliminate any mark-to-market adjustments reflected in net income) of ($30.0 million) at the end of October 2008, ($44.0 million) at the end of November 2008, and ($46.0 million) at the end of December 2008 and January 2009. Terms of the second amendment also include (i) a provision limiting loans to base rate loans, with an increase in the interest rate on outstanding borrowings from LIBOR plus 2.75% or prime plus 0.50% to base rate, as defined, plus 3%, with base rate being the greater of 4%, Agent’s prime rate or the federal funds rate plus 1%, (ii) a provision increasing the fee on letter of credits to an annual rate of 3% of the lenders’ exposure, payable monthly in arrears (on the date of this report, we had no outstanding letters of credit),  (iii) an amendment fee of $110,000 (we expect related legal and other professional fees to be approximately $100,000),  (iv) a fee of 1% of the outstanding credit commitment, as defined, payable on February 27, 2009 unless all outstanding obligations are paid in full and the credit agreement is terminated (this contingent fee is estimated at $350,000), (v) the pledge of substantially all of the Company’s remaining unpledged assets, (vi) restricting our use of a portion (approximately $9.2 million) of the commitment under the credit agreement in an amount equal to a tax refund anticipated to be received in the second quarter generally to either fund margin calls or for other grain hedging positions, and (vii) requiring us to use any portion of such anticipated tax refund received after November 7 (estimated at approximately $8.0 million) to reduce outstanding borrowings under the credit agreement.

After receipt of the full tax refund anticipated in the second quarter, the effect of the provision described in clause (vi) above  is to limit approximately $9.2 million of our total availability under the credit agreement to application against margin calls and other sums owning with respect to grain hedging positions.  The prepayment requirement referred to in clause (vii) above would not reduce the lenders’ total commitment under the credit agreement.

As noted above, the second amendment expands the lien securing our obligations to the lenders so that it now covers substantially all of our assets, excluding (i) our new office building and laboratory in Atchison and our interest in our German joint venture and (ii) property at our KCIT facility in Kansas City, so long as it is encumbered by existing liens.  We are obligated to deliver a recordable mortgage with respect to our Atchison facility by November 17.  We are also required to cause any person acting as a commodity intermediary to execute a commodity account control agreement in favor of our lenders.

The second amendment also provides that on or before November 21, 2008, we must engage a financial consultant, reasonably satisfactory to the lenders , to review our operating plan and performance, to monitor and report on our operating performance for the benefit of the Agent and the lenders , and to enable us to furnish to the Agent and the lenders  weekly borrowing base reports with respect to our accounts.  We are also obligated to cause Global Risk Management to furnish the lenders follow up and final reports on our hedging program by December 15 and December 31, 2008, respectively, and to conduct periodic audits of our books related to sales contracts and futures and options positions.

In the second amendment, Commerce also waived the cross default under our 5.45% Secured Promissory Note to Commerce.

Item 9.01   Financial Statements and Exhibits

4.1	Second Amendment to Credit Agreement, dated as of November 7, 2008
4.2	Second Amendment to Security Agreement, dated as of November 7, 2008
4.3	Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing with respect to the Company’s Onaga, Kansas facility, dated November 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date:   November 12, 2008                                                                By:   /s/ Timothy W. Newkirk
President and Chief Executive Officer